SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 3,  2005

EPIC BANCORP

(Exact name of registrant as specified in its charter)

California	000-50878	68-0175592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

851 Irwin Street, San Rafael California		94901
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   (415) 454-1212

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

Tamalpais Bank (the Bank), a wholly owned subsidiary of Epic Bancorp (NASDAQ: EPIK), has purchased $33.8 million of participated construction loans originated by Vineyard Bank, a Southern California based lender pursuant to a Master Loan Participation Agreement as amended on January 3, 2005.  These loans consist of fifty participated construction loans purchased with balances ranging from $360,000 to $1.7 million.  All of the loans are residential spec construction loans, and the majority are located in the Southern California beach communities of Manhattan Beach, Hermosa Beach, and Redondo Beach.  The Loan Participation Purchase was funded on January 5, 2005.

The loan participations were purchased with original terms of twelve to eighteen months.  The loans have floating interest rates tied to the Prime rate.  The loan purchase was funded initially by $18 million in funds previously invested in federal funds sold, and by $16 million in new borrowings from the Federal Home Loan Bank of San Francisco.  The Bank will earn an initial net interest margin of approximately 3.98% on the $33.8 million of loan participations purchased.  The loan participations purchased represent approximately 8.0% of total assets and 10.4% of total loans.

The Bank anticipates that this transaction will significantly increase profitability in the second, third, and fourth quarters of 2005.  By both replacing lower yielding assets and growing total assets through the use of FHLB advances, the Bank has widened its net interest margin and increased its earning asset base.  The transaction is expected to approximately break even in the first quarter of 2005 as the loan loss provision is expected to approximately offset the increase in net interest income.  The Bank has performed extensive due diligence on the Vineyard Bank, on Vineyard Bank’s credit operations, and on the individual loan participations purchased and has found them to be complementary to Tamalpais Bank’s current very strong credit quality.  The Prime based loans have improved the asset sensitivity of the Bank, and the transaction has been closed early in the year to maximize the full year earnings potential.

This filing contains forward-looking statements with respect to the financial condition, results of operation and business of Epic Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of Tamalpais Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the Epic Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Epic Bancorp, investors and others are cautioned to consider these and other risks and uncertainties.  Epic Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2005	EPIC BANCORP

/s/ Michael E. Moulton
Michael E. Moulton, Chief Financial Officer
(Principal Financial Officer)